Exhibit 99.1(b)

VELODYNE LIDAR, INC.

2020 EQUITY INCENTIVE PLAN

Notice of Restricted Stock Unit Award

You have been granted Restricted Stock Units (“RSUs”), each representing the right to receive one share of common stock of Velodyne Lidar, Inc. (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of RSUs Granted:	«TotalRSUs»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«Vesting Commencement Date»

Vesting Schedule:	The first «CliffPercent»% of the RSUs subject to this award will vest on «InitialVestDate», an additional «IncrementPercent»% of the RSUs subject to this award will vest on «SecondVestDate», and an additional «IncrementPercent»% of the RSUs subject to this award will vest on the final day of each «IncrementPeriod»-month period thereafter, provided that you remain in continuous service as an [Employee or Consultant][Outside Director] (“Service”) through each such date. [In addition, the RSUs may become vested on an accelerated basis, as provided in the Restricted Stock Unit Agreement.][1]

You and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Company’s 2020 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), both of which are attached to, and made a part of, this document. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan or the Agreement.

The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan, future RSUs that may be awarded under the Plan and all other documents that the Company is required to deliver to security holders (including annual reports and proxy statements) by email or other electronic means (including posting them on a website maintained by the Company or a third party under contract with the Company). You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

In addition, by indicating acceptance of this award through the Company’s online acceptance procedure, you acknowledge that: (a) you have received, and understand and agree to the terms of, this Notice of Restricted Stock Unit Award (this “Grant Notice”), the Agreement, and the Plan; (b) you accept this award on the terms and conditions set forth in this Grant Notice, the Agreement and the Plan; and (c) this Grant Notice, the Agreement and the Plan set forth the entire understanding between you and the Company regarding the rights to acquire the shares subject to this award and supersede all prior oral and written agreements with respect thereto.

[1]	NTD: Include if holder is entitled to vesting acceleration rights.

VELODYNE LIDAR, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Grant of RSUs

Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), this Restricted Stock Unit Agreement (this “Agreement”) and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice.

All capitalized terms used in this Agreement shall have the meanings assigned to them in this Agreement, the Grant Notice or the Plan.

Nature of RSUs	The RSUs are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of common stock on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

Payment for RSUs	No payment is required for the RSUs that you are receiving.

Vesting

The RSUs vest in accordance with the vesting schedule set forth in the Grant Notice.

[Notwithstanding the foregoing, if you are, or become, eligible for more favorable vesting acceleration provisions pursuant to a written agreement with the Company (an “Outside Agreement”), the more favorable terms in such Outside Agreement shall apply instead of the acceleration terms in this Agreement.][2]

No additional RSUs will vest after your Service has terminated for any reason[, except as set forth in this Agreement or an Outside Agreement, to the extent you are eligible for benefits thereunder][3].

Forfeiture

If your Service terminates for any reason, then the RSUs will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any RSUs that have not vested under this Agreement will be cancelled immediately. You receive no payment for RSUs that are forfeited. The Company determines when your Service terminates for all purposes of the RSUs.

For purposes of the RSUs, your Service will be considered terminated as of the date you are no longer providing active services to the Company, its Parent or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws) and will not be extended by any notice period. The Administrator shall have exclusive discretion to determine when your Service terminates for purposes of this award (including when you are no longer considered to be providing Service while on a leave of absence).

[2]	Include if holder is entitled to vesting acceleration rights.
[3]	Include if holder is entitled to vesting acceleration rights.

Leaves of Absence and Part-Time Work

Service shall be deemed to continue for any purpose under this Agreement while you are on a bona fide leave of absence, if (a) such leave was approved by the Company in writing and (b) continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law or policy (as determined by the Company). Subject to applicable law or policy (as determined by the Company), service may be deemed to terminate when such leave ends, unless you immediately return to active work.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule, to the extent permitted by applicable law.

Settlement of RSUs

Each RSU will be settled on or after it vests (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures the Company may prescribe at its discretion); provided that settlement shall in all events occur within the “short term deferral period” as defined under Section 409A of the Code.

At the time of settlement, you will receive one share of the Company’s common stock for each vested RSU.

No fractional shares will be issued upon settlement.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted stock units is intended to be exempt from the application of Code Section 409A pursuant to Treasury Regulation 1.409A-1(b)(4) and shall be administered and interpreted in a manner that complies with such exception.

Notwithstanding the foregoing, if it is determined that settlement of the RSUs is not exempt from Code Section 409A and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A at the time of your “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), then this paragraph will apply. If this paragraph applies, and the event triggering settlement is your “separation from service,” then any RSUs that otherwise would have been settled during the first six months following your “separation from service” will instead be settled on the first business day following the earlier of (a) the six-month anniversary of your separation from service or (b) your death.

Each installment of RSUs that vests is hereby designated as a separate payment for purposes of Code Section 409A.

No Voting Rights or Dividends	The RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until the RSUs are settled by issuing shares of the Company’s common stock.

RSUs Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any RSUs. For instance, you may not use the RSUs as security for a loan. In addition, regardless of any marital property settlement agreement, the Company is not obligated to recognize your former spouse’s interest in the RSUs in any way.

Beneficiary Designation	You may dispose of the RSUs in a written beneficiary designation, if authorized by the Company and to the extent such designation is valid under applicable laws. Any beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation, if the beneficiary designation is not valid or if none of your designated beneficiaries survives you, then your estate will receive any vested RSUs that you hold at the time of your death.

Responsibility for Taxes

Regardless of any action the Company (or, if applicable, the Parent, Subsidiary or Affiliate employing or retaining you (the “Employer”)) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company and/or the Employer. You further acknowledge that neither the Company nor the Employer: (a) make any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the issuance of shares upon vesting of the RSUs, the subsequent sale of shares acquired pursuant to such vesting or the receipt of any dividends; nor (b) commit to or are under any obligation to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer to satisfy any withholding obligations with regard to Tax-Related Items by one or a combination of the following: (a) withholding shares of Company common stock otherwise issuable in connection with the vesting of the RSUs; (b) withholding from proceeds of the sale of shares acquired upon vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (c) withholding from your wages or other compensation payable to you by the Company and/or the Employer; or (d) any other method determined by the Administrator to be in compliance with applicable laws; provided, however, that if you are a Company officer subject to Section 16 of the Exchange Act, then the Tax-Related Items will be satisfied by withholding in shares of Company common stock, unless otherwise determined in advance by the Board.

The Company may withhold or account for Tax-Related Items by considering the statutory withholding amount or other withholding rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in shares.

If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Company common stock, for tax purposes, you will be deemed to have been issued the full number of shares subject to the RSUs, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue and/or deliver the shares of Company common stock or proceeds from the sale of shares of Company common stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Issuance / Compliance with Law	Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Company common stock, the Company shall not be required to issue any shares to you prior to the completion of any registration or qualification of the shares under any local, state or federal securities law or under rulings or regulations of the Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s shares with the SEC or any state securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend this Agreement with your consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify. You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s common stock.

Nature of Grant	In accepting the RSUs, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been granted in the past; (c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company; (d) neither your award nor this Agreement alters the at-will nature of your Service relationship; (e) neither the RSUs nor this Agreement gives you the right to remain retained by the Company, its Parent or any Subsidiary or Affiliate in any capacity; (f) if you are not providing services to the Company, the RSU grant does not establish an employment or other service relationship with the Company; (g) you are voluntarily participating in the Plan; (h) the RSUs and the shares of Company common stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; (i) the RSUs and the shares of Company common stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (j) the future value of the shares of Company common stock subject to the RSUs is unknown, indeterminable, and cannot be predicted with certainty; (k) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other applicable laws); (l) unless otherwise agreed with the Company, the RSUs and the shares of Company common stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Parent, Subsidiary or Affiliate; and (m) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Company common stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of the RSUs will be adjusted pursuant to the Plan.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Company common stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Insider Trading/Market Abuse Laws

You understand that you may be subject to applicable insider trading restrictions and/or market abuse laws, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares, rights to shares (RSUs), or rights linked to the value of shares during such times as you are considered to have “inside information” regarding the Company (as defined by applicable law). Insider trading laws and regulations prohibit the cancellation or amendment of orders you placed before possessing the inside information. Furthermore, you understand that you may be prohibited from (a) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (b) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to restrictions that may apply to you under the Company’s Inside Trading Policy. It is your responsibility to comply with the Company’s Insider Trading Policy and any applicable legal or regulatory trading restrictions. You should consult with your personal legal advisor on this matter.

Effect of Significant Corporate Transactions	If the Company is a party to a merger, consolidation, or certain change in control transactions, then the RSUs will be subject to the applicable provisions of Article 9.3 of the Plan, provided that any action taken must either (a) preserve the exemption of the RSUs from Code Section 409A or (b) comply with Code Section 409A.

Recoupment Policy	This award, and the shares acquired upon settlement of this award, shall be subject to any Company recoupment or clawback policy in effect from time to time.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Company common stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Governing Law; Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

Waiver	You acknowledge that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by your or any other Participant.

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference.

The Plan, this Agreement[, any Outside Agreement][4] and the Grant Notice constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded.

BY ACCEPTING THIS RSU AWARD, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED IN THIS AGREEMENT AND

IN THE PLAN.

[4]	Include if holder is entitled to vesting acceleration rights.